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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                  SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 3)*


                                 CBT Group PLC
--------------------------------------------------------------------------------
                                (NAME OF ISSUER)


                           American Depositary Shares
--------------------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)


                                    124853
--------------------------------------------------------------------------------
                                 (CUSIP NUMBER)


*The remainder of this cover page shall be filled out for a reporting person's initial filing of this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



SEC 1745 (2-95)

                               Page 1 of 6 Pages
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-----------------------                                  ---------------------
  CUSIP NO. 124853                   13G                   PAGE 2 OF 6 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Ulster Bank Dublin Nominees Limited


------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
      Not applicable                                            (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4    Ireland


------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            570,000 ADS

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          None
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             570,000 ADS

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          None
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      570,000 ADS

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
      Not applicable

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      2.88%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      BK

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT
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CUSIP No. 124853                                              Page 3 of 6 Pages


ITEM 1.
     (a)  Name of Issuer
          CBT Group PLC

     (b)  Address of Issuer's Principal Executive Offices

          1005 Hamilton Court
          Menlo Park, CA  94025

ITEM 2.
     (a)  Name of Person Filing

          Ulster Bank Dublin Nominees Limited.

     (b)  Address of Principal Business Office or, if none, Residence

          32/33 College Green
          Dublin 2
          Ireland

     (c)  Citizenship

          Ireland

     (d)  Title of Class of Securities

          American Depositary Shares

     (e)    CUSIP Number

            124853

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON IS A:
     (a)   [_] Broker or Dealer registered under Section 15 of the Act
     (b)   [_] Bank as defined in section 3(a)(6) of the Act
     (c)   [_] Insurance Company as defined in section 3(a)(19) of the Act
     (d) [_] Investment Company registered under section 8 of the Investment Company Act
     (e) [_] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940
     (f) [_] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of
               1974 or Endowment Fund, see (S)240.13d-1(b)(1)(ii)(F)

CUSIP No. 124853                                              Page 4 of 6 Pages


     (g) [_] Parent Holding Company, in accordance with (S)240.13d-1(b)(ii)(G) (Note: See Item 7)
     (h)   [_] Group, in accordance with (S)240.13d-1(b)(1)(ii)(H)

This statement is not being filed pursuant to Rule 13d-1(b) or 13d-2(b).

ITEM 4.  OWNERSHIP
     (a)  Amount Beneficially Owned
               570,000 ADS
     (b)  Percent of Class
                2.88 %
     (c) Number of shares (ADS) as to which such person has:

            (i)   sole power to vote or to direct the vote           570,000 ADS
            (ii)  shared power to vote or to direct the vote             0
            (iii) sole power to dispose or direct the disposition
                   of                                                570,000 ADS
            (iv)  shared power to dispose or direct the disposition
                   of                                                    0



ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more that five percent of the class of securities, check the following [X].


ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

          The shares are held by Ulster Bank Nominees for Standard Life Assurance Co. PLC

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

          Not applicable

CUSIP No. 124853                                               Page 5 of 6 Pages


ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

          Not applicable

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

          Not applicable

CUSIP No. 124853                                               Page 6 of 6 Pages


ITEM 10.
          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                        February 2, 1998
                                                   --------------------------
                                                              Date


                                                        /s/ Finbarr Jaly
                                                   --------------------------
                                                             Signature



                                                      Finbarr Jaly, Manager
                                                   --------------------------
                                                           Name/Title